Exhibit 16.3

SPECIAL PREFERENCE STOCK

1.    Voting Rights. The shares of Special Preference Stock shall have no right to vote.

2.    Dividends. The shares of Special Preference Stock shall not be entitled to any dividends or other distributions (other than upon liquidation, dissolution or winding up of the Corporation in accordance with Section 3 below).

3.    Liquidation.

(a)    Subject to Section 6, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payments of any preferential amounts on liquidation shall have been made to the holders of any stock ranking on liquidation senior to the Special Preference Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payments, and before any payment shall be made to the holders of the Common Stock, the Nonvoting Common Stock and any other class of stock ranking on liquidation junior to the Special Preference Stock, the holders of the shares of Special Preference Stock, if then outstanding, shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, an amount per share equal to $54.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Special Preference Stock) (the “Special Liquidation Amount”), and shall not be entitled to receive any other assets of the Corporation available for distribution to stockholders.

(b)    Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation (subject to Section 6).

(c)    Merger as Liquidation, etc. The merger or consolidation of the Corporation into or with another corporation (other than a merger with or into (i) a wholly-owned subsidiary of the Corporation or (ii) another corporation or entity in connection with which the holders of the capital stock of the Corporation immediately prior to such merger continue to hold at least a majority of the voting power of the capital stock of the surviving corporation immediately after such merger) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3, unless the Board of Directors of the Corporation determines otherwise and, if the Corporation is the surviving corporation in such merger, the shares of Special Preference Stock remain outstanding with the same rights, preferences, privileges and restrictions as existed immediately prior to such merger, or if the Corporation is not the surviving corporation in such merger, the shares of Special Preference Stock are exchanged in such merger for shares of capital stock of the surviving corporation having the same rights, preferences, privileges and restrictions as the shares of Special Preference Stock immediately prior to such merger. The amount deemed distributed to the holders of shares of Special Preference Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holder by the acquiring person, firm or other entity (subject to Section 6). The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

4.    Redemption at the Election of Holder of Special Preference Stock. At the sole election of a holder of shares of Special Preference Stock (the “Redeeming Holder”) made in writing at any time and from time to time prior to the date that is fifteen (15) months following the date of the original issuance of the shares of Special Preference Stock, the Redeeming Holder shall have the right to require the Corporation to redeem some or all of the shares of Special Preference stock held by such Redeeming Holder upon the terms set forth in this Section 4. The number of shares of Special Preference Stock to be so redeemed shall be specified by the Redeeming Holder in its written election. Such redemption shall occur on a date specified by the Redeeming holder in its written election, which date shall not be more than 30 days following the date of the redemption election. On such redemption date, and as a condition of such redemption, the Redeeming Holder shall (i) surrender the certificate for the number of shares of Special Preference Stock to be redeemed duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, and pay to the Corporation in cash or certified check or by wire transfer of immediately available funds an amount equal to (x) the fair market value on such redemption date of 1,000 shares of common stock, $0.01 par value per share, of NeoMedia Technologies, Inc. (“NeoMedia Common Stock”) (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event), as reasonably determined by the board of directors of the Corporation, multiplied by (y) 0.4, at the offices of the Corporation, against tender by the Corporation of the consideration for such shares of Special Preference Stock to be so redeemed. In consideration of the redemption of shares of Special Preference Stock at the election of a Redeeming Holder pursuant to this Section 4, the Corporation shall transfer to the Redeeming Holder 1,000 shares of NeoMedia Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event) for each share of Special Preference stock so redeemed.

5.    Redemption at the Election of the Corporation.

(a)    At the sole election of the Corporation made in writing at any time and from time to time after the Trigger Date (as defined below), the Corporation shall have the right to redeem (and a holder of shares of Special Preference Stock shall have the obligation to sell to the Corporation) some or all of the outstanding shares of Special Preference Stock upon the terms set forth in this Section 5. The number of shares of Special Preference Stock to be so redeemed shall be specified by the Corporation in its written election. Such redemption shall occur on a date specified by the Corporation in its written election, which date shall not be more than 180 days following the date of the redemption election. On such redemption date, the holder of shares of Special Preference Stock to be so redeemed shall surrender the certificate for such shares to be redeemed duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the offices of the Corporation, against tender by the Corporation of the Redemption Consideration (as defined below). The “Trigger Date” shall mean the date that is fifteen (15) months following the date of the original issuance of the shares of Special Preference Stock, provided that if prior to such date a holder of shares of Special Preference Stock either (i) files a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or makes an assignment for the benefit or creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to any shares of Special Preference Stock, and such involuntary petition or assignment or attachment is not discharged within ninety (90) days after its date, or (c) is subject to a transfer of any of such shares of Special Preference Stock by operation of law, then the Trigger Date shall mean the date of the occurrence of such event.

(b)    In consideration of the redemption of each share of Special Preference Stock to be redeemed by the Corporation, the Corporation shall pay to the holder of such share of Special Preference Stock a redemption price per share equal to the Special Liquidation Amount (the “Redemption Consideration”), subject to Section 6.

(c)    If, on or before the redemption date, the Redemption Consideration necessary for such redemption shall have been either tendered by the Corporation to the holder of shares of Special Preference Stock that have been called for redemption or set aside by the Corporation and deposited with a bank or trust company, in trust for the benefit of the holder of the shares of Special Preference Stock that have been called for redemption, then, notwithstanding that the certificate for such shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of the holder of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the Redemption Consideration therefor to which such holder is entitled. In case the holder of the shares of Special Preference Stock which shall have been called for redemption shall not, within one year after the redemption date, claim the Redemption Consideration so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof.

6.    Distribution or Transfer of NeoMedia Shares.

(a)    Notwithstanding anything contained herein to the contrary, the Corporation, at its sole election, may satisfy all of the preferential rights of the holders of shares of Special Preference Stock upon liquidation under Section 3 (including without limitation the right to receive the Special Liquidation Amount) or the right of any holder of the shares of Special Preference Stock called for redemption at the election of the Corporation under Section 5 to receive the Redemption Consideration upon redemption under Section 5 (as the case may be, the “Applicable Consideration”), by distributing or transferring to such holder of the shares of Special Preference Stock 1,000 shares of NeoMedia Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event) for each such share of Special Preference Stock entitled to such preference upon liquidation under Section 3 or so redeemed under Section 5, as the case may be (such shares of Special Preference Stock, the “Affected Shares”), subject to Section 6(b) below.

(b)    If the Corporation elects to satisfy the Applicable Consideration in whole or in part through the distribution or transfer of shares of NeoMedia Common Stock upon liquidation under Section 3 (or a transaction deemed to be a liquidation under Section 3(c)) or redemption under section 5, the holder of the Affected Shares of Special Preference Stock shall be responsible for paying to the Corporation an amount equal to (x) the fair market value on the date of such distribution or redemption, as the case may be, of 1,000 shares of NeoMedia Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event), as reasonably determined by the board of directors of the Corporation, multiplied by (y) 0.4, multiplied by (z) the number of Affected Shares held by such holder (such amount, the “Required Payment”), and the Corporation may require such holder to pay to the Corporation such Required Payment prior to and as a condition of making such distribution or transfer. If such holder fails for any reason to pay such Required Payment to the Corporation prior to such distribution or transfer, instead of distributing or transferring such shares of NeoMedia Common Stock to such holder, the Corporation may instead deliver to such holder a written undertaking to deliver such shares of NeoMedia Common Stock to such holder upon receipt by the Corporation from such holder of the Required Payment, and in such circumstances the delivery of such written undertaking by the Corporation to such holder shall constitute payment by the Corporation of the full Applicable Consideration. Alternatively, if such holder fails for any reason to pay such Required Payment to the Corporation prior to such distribution or transfer, the Corporation shall be permitted to retain a portion of the shares of NeoMedia Common Stock which it otherwise would distribute or transfer to such holder having a fair market value, as determined in good faith by the board of directors of the Corporation, equal to the amount of such Required Payment, and in such circumstances the distribution or transfer to such holder of the remaining portion of the shares of NeoMedia Common Stock which it otherwise would distribute or transfer to such holder shall constitute payment by the Corporation of the full Applicable Consideration.

7.    Restriction on Transfer. The holders of shares of Special Preference Stock may not sell, assign, transfer, exchange or otherwise dispose of such shares or any interest therein, except as expressly approved in writing by the Corporation, and any attempt by any such holder to do so without such approval shall be void and of no effect. In addition to any other legal or equitable remedies which the Corporation may have in the event of such an attempted transfer, the Corporation may enforce its rights by action for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of the Corporation’s stockholders for any purpose.

8.    No Reissuance of Special Preference Stock. No share of Special Preference Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and such share shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9.    Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in shares of capital stock of the Corporation other than the Special Preference Stock.

10.    Waiver. Any of the rights of the holder of any shares of Special Preference Stock set forth herein may be waived by consent of such holder.